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                           CERTIFICATE OF DESIGNATION
                      OF RIGHTS, PREFERENCES AND PRIVILEGES
                         OF SERIES A PREFERRED STOCK OF
                               CORIXA CORPORATION
                             A DELAWARE CORPORATION


Pursuant to Section 151 and Section 103 of the General Corporation Law of the State of Delaware, Steven Gillis and Kathleen McKereghan hereby certify that:

     (a) They are the duly elected Chief Executive Officer and Secretary, respectively, of Corixa Corporation, a Delaware corporation (the "Corporation").

     (b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by the second paragraph of Article IV of the Corporation's Fifth Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of the Corporation on March 3, 1999 adopted the following recitals and resolutions creating a new series of preferred stock designated as Series A Preferred Stock:

     "WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

     WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights preferences, limitations and restrictions relating to a series of Preferred Stock and the number of shares constituting, and the designation of, such series;

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, a new series of Preferred Stock to be designated "Series A Preferred Stock," is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows (all terms used herein which are not otherwise defined shall have the meanings set forth in the Certificate):

     1. Designation. The series of Preferred Stock of the Corporation (the "Preferred Stock") shall be designated as "Series A Preferred Stock" with a par value of $0.001 per share.

     2. Authorized Number. The number of shares constituting the Series A Preferred Stock shall be Fifty Thousand (50,000) shares. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock set forth below are subject to the issuance of any

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subsequent series of preferred stock. The Board of Directors is also authorized to decrease the number of shares of any series of preferred stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     3.   Dividend Provisions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock which may from time to time come into existence ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends and to the provisions of this Section 3, the holders of the Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $50.00 per annum per share, and no more, which shall be cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of such share of Series A Preferred Stock (the "Issuance Date" with respect to such share) and shall be payable on an annual basis in cash or in shares of Common Stock as provided herein, on the date that is the yearly anniversary of the Issuance Date applicable to such share of Series A Preferred Stock (each such date being referred to herein as an "Annual Dividend Payment Date"), commencing on the date that is the one-year anniversary of Initial Closing (as such term is defined in the Equity Line of Credit and Securities Purchase Agreement entered into between the Corporation and Castle Gate, L.L.C. a Washington limited liability company, in April 1999 (the "Purchase Agreement")), to holders of Series A Preferred Stock of record as they appear on the stock books of the Corporation on such record dates, not more than thirty (30) days preceding the payment dates for such dividends, as shall be fixed by the Board.

          Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Issuance Date with respect to such shares. Dividends on the Series A Preferred Stock shall be paid in cash or shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Corporation as hereinafter provided. No dividends or other distributions, other than dividends payable solely in shares of Common Stock, shall be paid or set apart for payment on any shares of Common Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Common Stock (other than pursuant to any stock repurchase rights in existence prior to the date of issuance of the Series A Preferred Stock and the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal) unless and until all accrued and unpaid dividends (and applicable Arrearage Interest (as defined in Section 3(C) below) on dividends in arrears) on the Series A Preferred Stock shall have been paid or declared and set apart for payment.

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          Any references to "distribution" contained in this Section 3 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

          (B) If the Corporation elects in the exercise of its sole discretion to issue shares of Common Stock in payment of dividends on the Series A Preferred Stock with respect to any Annual Dividend Payment Date, the Corporation shall (1) give notice to the holders of the Series A Preferred Stock at least five days prior to the applicable Annual Dividend Payment Date of the Corporation's election to exercise such right and (2) deliver, or cause to be delivered, by the fifth trading day after such Annual Dividend Payment Date to each holder of such shares the number of whole shares of Common Stock arrived at by dividing (i) the applicable per share Conversion Price of such shares of Common Stock (as determined in accordance with Section 6(C) below) into (ii) the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series A Preferred Stock held by such holder which are being paid in shares of Common Stock were being paid in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Corporation shall pay cash in an amount equal to the product of (x) the applicable Conversion Price multiplied by (y) the fraction of a share of Common Stock which would otherwise be issuable by the Corporation.

          Shares of Common Stock issued in payment of dividends on Series A Preferred Stock pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock; the issuance and delivery thereof is hereby authorized; and the dispatch in full thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable Annual Dividend Payment Date.

          (C) In the event the Corporation fails to elect whether to pay dividends with respect to a particular Annual Dividend Payment Date in cash, in shares of Common Stock, or in any combination of cash and shares of Common Stock within thirty (30) days following such Annual Dividend Payment Date and fails to pay such dividends within such thirty (30) day period, then such dividends will bear Arrearage Interest, effective beginning on the applicable Annual Dividend Payment Date, until paid. For purposes of this Section 3(C), "Arrearage Interest" means simple interest per annum, at the then applicable rate of interest announced by Chase Manhattan Bank, N.A. from time to time as its prime rate, on any dividend on shares of Series A Preferred Stock which dividend is not paid within thirty (30) days following the applicable Annual Dividend Payment Date.

          (D) Dividends will be paid by the Corporation on each outstanding share of Series A Preferred Stock for a minimum of four (4) years and a maximum of seven (7) years as provided in this Section 3(D).

               (i) In the event any shares of Series A Preferred Stock are converted into Common Stock pursuant to Section 6(A) or 6(B) hereof at any time after the Issuance Date with respect to such shares pursuant to the Purchase Agreement, the Corporation's obligation to pay dividends pursuant to this
Section 3 with respect to such shares shall terminate on the

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effectiveness of such conversion in accordance with the terms of this
Certificate of Designation; provided, however, that notwithstanding anything to the contrary in this Section 3(D) in no event will the Corporation's obligation to pay dividends on such shares, whether or not such shares have been converted into Common Stock, terminate before four (4) annual dividend payments (together with any applicable Arrearage Interest on dividends in arrears) have been made with respect to such shares.

               (ii) In the event (a) any shares of Series A Preferred Stock have not been converted into shares of Common Stock pursuant to Section 6(A) or 6(B) on or prior to the date that is the four-year anniversary of the Issuance Date with respect to such shares (the "4 Year Anniversary" with respect to such shares) and (b) on the earlier of the 4 Year Anniversary or any subsequent annual anniversary of such Issuance Date the average per share closing price of the Common Stock on the Nasdaq National Market as reported in the Wall Street Journal (the "Closing Price") for the sixty (60) day period prior to such 4 Year Anniversary or subsequent annual anniversary, as applicable, is greater than the product of C x 1.20(N) (where "C" equals the Conversion Price applicable to such shares of Series A Preferred Stock and "N" equals the number of years from the Issuance Date with respect to such shares of Series A Preferred Stock), then the Corporation's obligation to issue dividends pursuant to this Section 3 with respect to such shares shall terminate effective as of such 4 Year Anniversary or subsequent annual anniversary, as applicable, provided that the Corporation has made at least four (4) annual dividend payments (together with any applicable Arrearage Interest on dividends in arrears) with respect to such shares.

               (iii) Regardless of whether any shares of Series A Preferred Stock have been converted into shares of Common Stock in accordance with this Certificate of Designation, the Corporation's obligation to pay dividends pursuant to this Section 3 shall terminate fully and be no further force or effect with respect to any shares of Series A Preferred Stock on the date that is the seven-year anniversary of the Issuance Date with respect to such shares; provided that the Corporation has paid all applicable accrued dividends (together with any applicable Arrearage Interest on dividends in arrears) in accordance with the terms of this Section 3.

     4.   Liquidation.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock which may from time to time come into existence ranking prior and superior to the shares of Series A Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all of the assets and surplus funds of the Corporation legally available for distribution shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock in accordance with the terms of this Certificate of Designation).

          (B) For purposes of this Section 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any

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other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 4(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation; provided further that, if such transaction or series of transactions results in the holders of the Series A Preferred Stock receiving securities upon conversion which may then be resold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), then such transactions or series of transactions shall not be as a liquidation, dissolution change of control or winding up of the Corporation within the meaning of this Section 4.

          (D) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) If traded on a securities exchanges or The Nasdaq Stock Market, the value shall be deemed to be average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined in good faith by the Board of Directors of the Corporation.

     5.   Redemption. The Series A Preferred Stock shall not be redeemable.

     6. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (A) Optional Conversion. Subject to the limitations on conversions contained in Section 6(E) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the Issuance Date thereof at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000.00 by the applicable Conversion Price for the Series A Preferred Stock (determined as provided in Section 6(C)).

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          (B)  Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the applicable Conversion Price for such share of Series A Preferred Stock on the earlier of the following: (i) in the event that on the 4 Year Anniversary or any subsequent annual anniversary of the Issuance Date for such share the Closing Price for the sixty (60) day period prior to such 4 Year Anniversary or subsequent annual anniversary, as applicable, is greater than the product of C x 1.30(N) (where "C" equals the Conversion Price applicable to such shares of Series A Preferred Stock and "N" equals the number of years from the Issuance Date with respect to such shares of Series A Preferred Stock), and (ii) the date that is the seven-year anniversary of the Issuance Date applicable to the first share of Series A Preferred Stock issued pursuant to the Purchase Agreement.

          (C) Conversion Price. The Conversion Price applicable to a share of Series A Preferred Stock shall be determined as follows: (i) with respect to shares of Series A Preferred Stock issued at the Initial Closing (as defined in the Purchase Agreement), the Conversion Price shall be equal to $8.50 per share; and (ii) with respect to any shares of Series A Preferred Stock issued at (a) Subsequent Closing(s) (as defined in the Purchase Agreement), if any, the Conversion Price shall be equal to the Closing Price for the period beginning sixty (60) days prior the date of the applicable Subsequent Closing and ending sixty (60) days following the date of the applicable Subsequent Closing (or such applicable shorter period of time in the event the Common Stock ceases to be traded publicly); provided, however, with respect this subsection 6(C)(ii), notwithstanding the immediately foregoing calculation, in no event will the Conversion Price applicable to shares of Series A Preferred Stock issued at any Subsequent Closing exceed the following ceiling prices (each a "Ceiling Price"):
(a) with respect to any shares of Series A Preferred Stock issued within the first three (3) months beginning on the Execution Date (as defined in the Purchase Agreement), the Ceiling Price shall be $9.35 per share; (b) with respect to any shares of Series A Preferred Stock issued within the following three (3) month period (such three (3) month period and each subsequent three
(3) month period thereafter referred to herein as a "Quarter"), the Ceiling Price shall be $10.29 per share; (c) with respect to any shares of Series A Preferred Stock issued within the third Quarter, the Ceiling Price shall be $11.31 per share; (d) with respect to any shares of Series A Preferred Stock issued within the fourth Quarter, the Ceiling Price shall be $12.45 per share;
(e) with respect to any shares of Series A Preferred Stock issued within the fifth Quarter, the Ceiling Price shall be $13.69 per share; (f) with respect to any shares of Series A Preferred Stock issued within the sixth Quarter, the Ceiling Price shall be $15.06 per share; (g) with respect to any shares of Series A Preferred Stock issued within the seventh Quarter, the Ceiling Price shall be $16.56 per share; and (h) with respect to any shares of Series A Preferred Stock issued within the eighth Quarter, the Ceiling Price shall be $18.22 per share.

          (D)  Mechanics of Conversion.

               (i)  In order to effect an optional conversion pursuant to
Section 6(A) above, a holder of Series A Preferred Stock shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion attached hereto as Exhibit A to the Corporation and to the Corporation's transfer agent with respect to the Common Stock. Upon receipt by the Corporation

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of the fax copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via fax, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. No later than two (2) business days after receipt of such confirmation of receipt of Notice of Conversion, the holder shall surrender or cause to be surrendered to a reputable overnight courier for next business day delivery (two (2) business day delivery if from outside the United States) to the Corporation, the certificates representing the shares of Series A Preferred Stock being converted ("Preferred Stock Certificates") accompanied by duly executed stock powers and a copy of the Notice of Conversion. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. If such holder was a holder of shares of Series A Preferred Stock on a record date for a dividend payment corresponding to a particular Annual Dividend Payment Date in accordance with Section 3(A) and such holder converts any of such shares of Series A Preferred Stock into Common Stock on or after such Annual Dividend Payment Date, then such holder will receive the dividend payable by the Corporation on such shares of Series A Preferred Stock on such Annual Dividend Payment Date in accordance with the provisions of Section 3. Upon the date of conversion stated in the Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed the limit set forth in subsection 6(E)(i) below) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

               (ii) In the event of an automatic conversion pursuant to Section 6(B) above, the Corporation shall promptly send notification to the applicable holders of Series A Preferred Stock stating the number of shares of Series A Preferred Stock that have been automatically converted, the effective date of such automatic conversion, and an explanation of events that led to such automatic conversion. No later than two (2) business days after receipt of such confirmation of receipt of Notice of Conversion, the holder shall surrender or cause to be surrendered to a reputable overnight courier for next business day delivery (two (2) business day delivery if from outside the United States) to the Corporation, the Preferred Stock Certificates accompanied by duly executed stock powers and a statement of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. If such holder was a holder of shares of Series A Preferred Stock on a record date for a dividend payment corresponding to a particular Annual Dividend Payment Date in accordance with
Section 3(A) and such shares are automatically converted into shares of Common Stock on or after such Annual Dividend Payment Date, then such holder will receive the dividend payable by

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the Corporation on such shares of Series A Preferred Stock on such Annual
Dividend Payment Date in accordance with the provisions of Section 3. Upon the effective date of an automatic conversion, (i) the shares of Series A Preferred Stock converted thereby (other than the shares, if any, which cannot be issued because their issuance would exceed the limit set forth in subsection 6(E)(i) below) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

               (iii) Unless otherwise provided in this Certificate of Designation, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (E) Limitations on Conversions. The conversion of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

               (i) NASDAQ Rule 4460(i). So long as the Common Stock is listed for trading on The Nasdaq National Market ("Nasdaq") or an exchange or quotation system with a rule substantially similar to Rule 4460(i) of the Rules and Regulations of the National Association of Securities Dealers, Inc. ("Rule 4460(i)"), then notwithstanding anything to the contrary contained in this Certificate of Designation or the Purchase Agreement, if, at any time, the aggregate number of shares of Common Stock then issued or issuable upon conversion of the Series A Preferred Stock (including any shares of Common Stock then issued or issuable upon exercise of outstanding Warrants (as such term is defined in the Purchase Agreement), and any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the shares of Common Stock issuable upon exercise of outstanding Warrants for purposes of such rule) equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series A Preferred Stock shall, from that time forward, cease to be convertible into shares of Common Stock in accordance with the terms of this Section 6, until such time as the Corporation (i) has obtained approval of the issuance of the Common Stock upon conversion of the Series A Preferred Stock pursuant to the Purchase Agreement by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Series A Preferred Stock or any shares of Common Stock held by present or former holders of Series A Preferred Stock that were issued upon conversion of Series A Preferred Stock) (the "Stockholder Approval"), or (ii) shall have otherwise obtained permission to allow such issuances from Nasdaq in accordance with Rule 4460(i). If the Common Stock is not then listed on Nasdaq or an exchange or quotation system that has a rule substantially similar to Rule 4460(i) then the limitations set forth herein shall be inapplicable and of no force and effect. For purposes of this subsection 6(E)(i), "Outstanding Common Amount" means (i) the number of shares of the Common Stock

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outstanding immediately prior to the Initial Closing (as such term is defined in the Purchase Agreement).

               (ii) Minimum Conversion. In no event will the Corporation be required to effect an optional conversion of any shares of Series A Preferred Stock pursuant to Section 6(A) unless such conversion will result in the issuance of that number of shares of Common Stock having an aggregate value of at least $10,000,000, based upon the applicable Conversion Price for such shares of Series A Preferred Stock, provided that if the date is more than two (2) years after the Execution Date (as such term is defined in the Purchase Agreement) and the aggregate value based upon the applicable Conversion Price of all the shares of Series A Preferred Stock held by all holder(s) thereof is less than $10,000,000, the Company will convert all, but not less than all, of such shares of Series A Preferred Stock at the unanimous election of the holder(s) thereof in accordance with Section 6(A).

          (F) Taxes. The Corporation shall pay any and all taxes (other than transfer taxes or income taxes, if any, payable by the holder) which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Series A Preferred Stock.

          (G) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of the Series A Preferred Stock. In lieu thereof, the Corporation shall pay cash in an amount equal to the product of (x) the applicable Conversion Price multiplied by (y) the fraction of a share of Common Stock which would otherwise be issuable by the Corporation.

          (H) Adjustments To Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Issuance Date of shares of Series A Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price for such shares of Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (I) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be changed into the

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same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection 6(H) above or a merger or other reorganization referred to in Section 4(B) above), the applicable Conversion Price then in effect for such shares shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

          (J) Purchase Rights. If at any time when any Series A Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          (K) No Impairment. The Corporation will not, by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

          (L) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment of readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

          (M) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (N) Notice. Any notice required by the provisions of this Section 6 to be given to the holder of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     7.   Voting Rights.

          (A) Subject to Section 7(D) below, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

          (B) Except as otherwise provided in Section 8 or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          (D) To the extent that the holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, or as a separate class in accordance with Section 8 hereof, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then based on the applicable Conversion Price; provided, however, (i) in the event the applicable Conversion Price was fixed as a result of the application of the Ceiling Price (as described in Section 6(C) hereof), then each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it would have otherwise been convertible in accordance with the applicable Conversion Price in accordance with the formula in subsection 6(C)(ii) without reference to such Ceiling Price, and (ii) in the event the applicable Conversion Price is deemed to be less than the greater of the applicable book or market value of a share of Common Stock, as determined in accordance with Rule 4460(i) and Nasdaq's interpretation thereof as applicable to the Purchase Agreement and the transactions contemplated thereby (the "Fair Market Value" of such share of Common Stock), then each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it would be convertible in accordance with such Fair Market Value, without reference to the Conversion Price or any applicable Ceiling Price.

     8. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval by vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

          (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

          (ii) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation; or

          (iii) increase the authorized number of shares of Series A Preferred Stock.

               In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (i) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

     9. Status of Converted Stock. In the event any Series A Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be cancelled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Preferred Stock.

     10. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock and the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

     11. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                                      * * *

     RESOLVED FURTHER, that the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of the Corporation are each authorized to execute, verify, and file a Certificate of Designation of Rights Preferences and Privileges in accordance with Delaware law."

     IN WITNESS WHEREOF, the undersigned have executed this certificate on April 8, 1999.



                                         ------------------------------------
                                         Steven Gillis
                                         Chairman and Chief Executive Officer


                                         ------------------------------------
                                         Kathleen McKereghan, Secretary

     The undersigned certify under penalty of perjury that they have read the foregoing Certificate of Designation of Preferences and know the contents thereof, and that the statements therein are true.

     Executed at Seattle, Washington, on April 8, 1999.



                                         ------------------------------------
                                         Steven Gillis
                                         Chairman and Chief Executive Officer


                                         ------------------------------------
                                         Kathleen McKereghan, Secretary
                                         ------------------------------------
                                         Steven Gillis
                                         Chairman and Chief Executive Officer


                                         ------------------------------------
                                         Kathleen McKereghan, Secretary

                                    EXHIBIT A


                              NOTICE OF CONVERSION

     The undersigned hereby irrevocably elects to convert (the "Conversion") ________ shares of Series A Preferred Stock (the "Preferred Stock") plus all accrued and unpaid dividends relating thereto (if any) (each defined term used but not defined in this notice shall have the meaning assigned to it in the Certificate of Designation, of Rights, Preferences and Privileges of Series A Preferred Stock of Corixa Corporation (the "Certificate of Designation")), into shares of common stock ("Common Stock") of Corixa Corporation (the "Company") according to the conditions of the Certificate of Designation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion except as provided herein.

     The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

     In the event of partial exercise, please reissue an appropriate certificate for the principal balance which shall not have been converted.


                             Date of Conversion:
                                                --------------------------------
                             Applicable Conversion Price:
                                                         -----------------------
                             Amount of Dividends to be Converted,
                             if any:
                                     -------------------------------------------
                             Number of Shares of
                             Common Stock to be Issued:
                                                        ------------------------

                             Signature:
                                        ----------------------------------------
                             Name:
                                   ---------------------------------------------

                             Address:
                                      ------------------------------------------

cc:                       [Transfer Agent]
   -----------------------

ACKNOWLEDGED AND AGREED:

CORIXA CORPORATION

By:
    -------------------------------